July 30, 2019

Vance Chang
Chief Financial Officer
YogaWorks, Inc.
5780 Uplander Way
Culver City, CA 90230

       Re: YogaWorks, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed March, 27 2019
           Form 10-Q for Fiscal Quarters Ended March 31, 2019
           Filed May 14, 2019
           File No. 001-38151

Dear Mr. Chang:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications